Exhibit 99.(n)(3)

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, a director of the above-referenced organization, hereby constitutes and appoints IVOR C. WOLK his true and lawful attorney-in-fact and agent, for him on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file one or more Registration Statements on Form N-2 under the Securities Act of 1933 and the Investment Company Act of 1940, including any amendment or amendments thereto, with all exhibits, and any and all other documents required to be filed with any regulatory authority, federal or state, relating to the registration thereof, or the issuance of shares thereof, without limitation, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned director of the above-referenced organization has hereunto set his hand this 29th day of April 2024.

/s/ Ted Yarbrough

Ted Yarbrough